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                                                                   EXHIBIT 10.62



PERSONAL & CONFIDENTIAL



8 June 2000


Don Amaral

Dear Don,

Vito Ponzio just informed me that you called to discuss you consulting for the next year. I want you to know that I told him that you agreed to consult with and for me and Coram and to pay you $8333.33 per month ($100,000 annual rate) from May 16, 2000 to May 16, 2001 for these services. There will be no other fees or payments (other than reimbursement for out of pocket Coram business related expenses, etc). The other terms of you prior agreement have now expired.

If the above is correct and acceptable please initial below and return it to Vito Ponzio by fax. He'll make certain to pay you and catch up on any missed payments.


Regards,



Dan Crowley
Chairman, President & CEO



Agreed:           ------------------------/----------------
                            Don Amaral/Date